Exhibit 10.41

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Amendment”) is made as of the 4th day of November, 2005, (the “Effective Date”) by and between MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a body politic and corporate and a public instrumentality of the Commonwealth of Massachusetts pursuant to Massachusetts General Laws, Chapter 23G, with an address of 160 Federal Street, Boston, Massachusetts 02110 (“Landlord”) and AVANT IMMUNOTHERAPEUTICS, INC., a Delaware corporation, with an address of 119 Fourth Avenue, Needham, Massachusetts (“Tenant”).

R E C I T A L S

WHEREAS, Landlord and Tenant entered into a certain lease dated effective December 22, 2003 and amended by that certain First Amendment to Lease (the “First Amendment”) dated March 17, 2005 (as so amended, collectively, the “Lease”) of certain premises consisting of approximately 11,827 rentable square feet of space (the “Existing Premises”) in the building (the “Building”) located at 151 Martine Street, Fall River, Massachusetts (the “Property”) in the South Coast Research & Technology Park (the “Park”);

WHEREAS, the original premises demised by the Lease consists of 11,756 rentable square feet in the Building and the Additional Space (as defined in the First Amendment) demised by the First Amendment is hereby agreed to be 71 rentable square feet.

WHEREAS, Landlord and Tenant wish to amend the Lease to (i) provide for the addition of approximately 2,487 rentable square feet on the second (2nd) floor in the Building as shown on the floor plan attached hereto as Exhibit A-2 (the “Expansion Premises”); and (ii) amend certain other terms of the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Landlord and Tenant agree as follows:

1.             Capitalized Terms. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Lease, and all references in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall, after the Effective Date, mean the Lease, or such section thereof, as amended by this Amendment.

2.             Demise of Expansion Premises. Commencing on the date Landlord delivers possession of the Expansion Premises to Tenant vacant and free of all occupants and with the Landlord’s Expansion Premises Work (as hereinafter defined) substantially complete (the “Expansion Premises Commencement Date”), Landlord does hereby lease to Tenant and Tenant does lease from Landlord the Expansion Premises to have and to hold for the remainder of the Lease Term as set forth in the Lease. Promptly following the completion of the Landlord’s Expansion Premises Work, Landlord shall notify Tenant of the Expansion Premises Commencement Date (which date shall be no earlier than five (5) days after Landlord’s notice to Tenant) and, unless Tenant in good faith disputes the same, Landlord and Tenant will, within five (5) business days after Landlord’s notice, will execute a commencement date letter in commercially reasonable form to confirm the Expansion Premises Commencement Date. Except as otherwise expressly provided herein, Tenant’s lease of the Expansion Premises shall be on all of the terms and conditions of the Lease (including, without limitation, extension rights of Tenant for Extension Terms) and the term of the Lease with respect to the Expansion Premises shall be coterminous with the Original Term (and, if exercised, Extension Terms) of the Lease for the Existing Premises. As of the Expansion Premises Commencement Date, all references in the Lease to (i) the “Premises” and/or the premises demised by the Lease shall mean the Existing Premises and the Expansion Premises collectively as shown on the Exhibit A to the Lease, Exhibit A-1 attached to the First Amendment to Lease, and on Exhibit A-2 attached to this Amendment; (ii) the “Tenant’s Proportionate Fraction” shall mean 24.78% which is calculated based upon the rentable square footage of the Premises less the 71 rentable square feet of the Additional Space described in the First Amendment; and (iii) the “Premises Square Footage” shall mean 14,314 rentable square feet.

3.             Fixed Rent. Tenant shall pay to Landlord Fixed Rent with respect to the Expansion Premises in the manner and at the times set forth in the Lease, in the amounts set forth below:

TERM	ANNUAL FIXED RENTAL RATE FOR THE EXPANSION PREMISES
From the Expansion Premises Commencement Date through December 31, 2008.	$37,305.00

From January 1, 2009 through the expiration of the Lease Term, as the same may be extended.

Calculated in the same fashion as for the Existing Premises under subclause (iii) of the definition of Annual Fixed Rental Rate in Section 1.1 of the Existing Lease, except that only the Annual Fixed Rental Rate for the Expansion Premises shall be used in such calculation, and the first day after the Second Rent Period will be January 1, 2009.

4.             Condition; Landlord’s Work. Except for the performance of “Landlord’s Expansion Premises Work” (as hereinafter defined), the Expansion Premises are being leased in their AS IS condition as of the date of this Lease. Landlord shall, at Landlord’s sole cost and expense, deliver the Expansion Premises to Tenant on the applicable Commencement Date therefor (i) vacant, broom-clean, and with all debris and personal property removed therefrom, (ii) with the demising walls and suite entry door installed in the locations shown on Exhibit A-2 attached hereto and with all such walls primed and ready for painting, and (iii) with the electrical installed to the edge of the Expansion Premises and the two Building-standard HVAC VAV boxes mounted within the Expansion Premises (collectively, the “Landlord’s Expansion Premises Work”). Tenant acknowledges that the portion of Landlord’s Expansion Premises Work described in (ii) of this Paragraph 4 has been completed as of the date hereof.

5.             Tenant Expansion Premises Work; Tenant Improvement Allowance. Landlord acknowledges that Tenant desires to perform certain alterations and improvements to the Expansion Premises to prepare the same for Tenant’s occupancy (the “Tenant Expansion Premises Work”). Landlord shall pay to Tenant an allowance in the amount of Forty-Nine Thousand Seven Hundred Forty and 00/100 Dollars ($49,740.00) (the “Improvement Allowance”) towards the costs of performing the Tenant Expansion Premises Work. The Improvement Allowance shall be paid by Landlord to Tenant within thirty (30) days following receipt by Landlord of (i) detailed invoices supporting purchases and installation costs, which invoices shall reasonably itemize such costs on a line item basis, (ii) evidence of such installation, (iii) lien waivers from the contractors installing the same, (iv) an AIA reimbursement form signed by Tenant’s contractor and architect, if any, and (v) other items reasonably requested by Landlord (collectively, “Allowance Disbursement Request”). Each Allowance Disbursement Request shall be subject to Landlord’s approval. Tenant shall perform the Tenant Expansion Premises Work in accordance with the terms of the Lease, including, without limitation, Section 10.4 of the Lease, except that Landlord shall not require Tenant to post a bond or other security for the Tenant Expansion Premises Work. As part of the Tenant Expansion Premises Work, Tenant shall, at Tenant’s cost and expense but subject to reimbursement from the Improvement Allowance, install a separate meter to measure electricity usage in the Expansion Premises. Landlord and Tenant acknowledge that the Expansion Premises will not use any gas or water services in the Building. In the event that, during the Lease Term, gas or water service is supplied to the Expansion Premises, Tenant shall, at Tenant’s cost and expense, install a separate meter or submeter to measure the gas and/or water usage in the Expansion Premises.

6.                                       Utility Payments. From and after the Expansion Premises Commencement Date, Tenant shall be responsible for the payment of all utilities used and consumed in the Expansion Premises directly to the utility companies if the Expansion Premises are separately metered or to Landlord if the Expansion Premises is sub-metered for such utility usage. Tenant shall pay the utility company directly for all telephone and telecommunications service to the Expansion Premises.

7.                                       Data Room Cabinet; Compressed Air Unit.

(a)           Landlord hereby agrees that Tenant may install a cabinet with a lock thereon in the first floor communication closet of the Building for containment of Tenant’s telecommunications and data connections and equipment presently located therein. Landlord has received and approved Tenant’s plans for such work and the schedule for the performance of such installation shall be subject to Landlord’s prior approval, which approval will not be unreasonably withheld or delayed.

(b)           Landlord acknowledges that Tenant has purchased and installed a compressed air unit in and serving the Existing Premises. Landlord agrees that such compressed air unit is the property of Tenant and may be removed by Tenant at the expiration or earlier termination of the term of the Lease and that any damage to the Existing Premises or the Building caused by such removal shall be repaired by Tenant. Landlord and Tenant acknowledge that the Expansion Premises does not utilize the compressed air supply of the Building.

8.                                       Amendment of Terms; Inapplicable Provisions. From and after the Effective Date, the following provisions of the Lease shall be amended as set forth below:

(a)           Exhibit H of the Lease shall be amended to include the following:

“27. Costs to supply compressed air to the leasable areas of the Building, provided, however, that in the event Tenant utilizes the Building’s compressed air unit(s) (the “Building CA System”) for the supply of compressed air to the Premises, then the cost of such service shall be included in the common area maintenance expenses. Notwithstanding the foregoing, if only the Existing Premises (as such term is defined in the Second Amendment to Lease) utilizes the Building CA System, then Tenant will only be responsible to pay 20.45% of the common area maintenance expenses associated with the Building CA Systems and if only the Expansion Premises (as such term is defined in the Second Amendment to Lease) utilizes the Building CA System, then Tenant will only be responsible to pay 4.33% of such costs.”

(b)           Sections 4.2 and 4.3 of the Lease shall not be applicable to the Expansion Premises or the Tenant Expansion Premises Work;

(c)           Section 14.1 of the Lease shall be amended to delete the name “Michael Furlong” and insert in place thereof the name “Dr. Una S. Ryan;” and

(d)           Exhibit G of the Lease is hereby replaced by the revised Exhibit G attached to this Amendment, and all references to the “North Parking Areas” under the Lease shall be deemed to refer to the parking areas shown as the “Primary Parking Area for 151 Martine Street” on the revised Exhibit G attached hereto. Accordingly, Section 14.14 of the Lease shall be amended by deleting the last sentence thereof and by substituting therefor the following: “As used in this Lease, the term “North Parking Areas” shall mean those areas shown on Exhibit G attached hereto as the “Primary Parking Area for 151 Martine Street.”

9.                                       Ratification. Except as expressly modified by this Amendment, the Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

10.                                 Brokerage. Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder other than Whelan Associates, LLC (“Landlord’s Broker”) in carrying on the negotiations relating to this Amendment to the Lease. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder (other than Landlord’ s Broker) engaged by Tenant or with whom Tenant has dealt. Similarly, Landlord shall indemnify and hold Tenant harmless from and against any claims asserted by any broker, agent or finder engaged by Landlord or with whom Landlord has dealt. The representations and warranties contained in this Section 11 shall survive any termination of the Lease. As between Tenant and Landlord, Landlord shall be responsible to pay any brokerage commission that may be due to Landlord’s Broker in connection with the transactions described herein.

11.                                 Governing Law; Interpretation; and Partial Invalidity. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and not to be considered in construing this Amendment. This Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter. No delay or omission on the part of either party to this Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

12.                                 Counterparts and Authority. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, the undersigned executed this Amendment as of the date and year first written above.

LANDLORD:
MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

By:	/s/ Richard Henderson
Name: Richard Henderson
Title: Executive Vice President

TENANT:

AVANT IMMUNOTHERAPEUTICS, INC.

By:	/s/ Una S. Ryan
Name: Una S. Ryan, PhD
Title: President and CEO

Exhibit A-2 – Plan of Expansion Premises

[Floor Plan]

A-1-1

Exhibit G – New Plan Showing “North Parking Areas”

[Drawing]

A-1-1